Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CFS Bancorp, Inc. on Form S-8 (File Number 333-62053) of our report dated 6/26/2013, on the financial statements of Citizens Financial Bank 401(k) Retirement Plan for the year ended December 31, 2012, which report is included in its Annual Report on Form 11-K.

/ s / BKD, LLP

Indianapolis, Indiana
6/26/2013